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                                                                       Exhibit 6
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                           MEMORANDUM OF UNDERSTANDING

                                 APRIL 16, 2001

         THIS MEMORANDUM OF UNDERSTANDING confirms the agreements among Anam LLC, a Delaware limited liability company ("Parent"), TRIOD LLC, a Delaware limited liability company ("TRIOD"), ODE, L.L.C., a Delaware limited liability company ("ODE"), William T. O'Donnell, Jr., in his individual capacity ("Mr. O'Donnell"), and George L. Ruff, in his individual capacity ("Mr. Ruff"), in connection with Parent's agreement to acquire NextHealth, Inc., a Delaware corporation ("NextHealth"), pursuant to the Agreement and Plan of Merger (the "Merger Agreement") dated as of the date hereof by and among Parent, NH Acquisition Corp., a Delaware corporation which is a wholly-owned subsidiary of Parent ("NHI"), and NextHealth. Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement.

         1. General Statement of Purpose. Parent, TRIOD and NHI were formed by Mr. O'Donnell and Mr. Ruff (collectively, the "Initial Investors") to acquire all of the stock and assets of NextHealth and its subsidiaries through a series of transactions, including the Merger, as contemplated in the Merger Agreement and this Memorandum of Understanding (collectively, with the other transactions discussed below, the "Acquisition/Merger Transactions"). The Initial Investors, Parent, NHI and ODE have concluded that it would be desirable to effect the Acquisition/Merger Transactions. To that end, the parties hereto have executed this Memorandum of Understanding to confirm their binding agreements. The Initial Investors, Parent, NHI and ODE agree that this Memorandum of Understanding shall terminate and cease to be of effect upon the termination of the Merger Agreement or upon the execution of definitive agreements with respect to the matters set forth herein.

         2. Capitalization of Parent; Voting and Contribution Agreement. Each of the Initial Investors have acquired a membership interest in Parent (a "Parent Interest") in exchange for an initial capital contribution. Concurrently with the execution and delivery of this Memorandum of Understanding, Parent and the Initial Investors are entering into a Voting and Contribution Agreement, substantially in the form attached hereto as Exhibit A (the "Voting and Contribution Agreement"). Pursuant to the Voting and Contribution Agreement,
each of the Initial Investors and the other stockholders who execute or are joined to the Voting and Contribution Agreement (collectively, the "Stockholders") will agree, subject to the terms and conditions set forth therein, to (i) grant Parent an irrevocable proxy to vote such Stockholder's Shares (as defined in the Voting and Contribution Agreement) in favor of the Merger, the Merger Agreement and the transactions contemplated thereby, (ii) contribute such Stockholder's Shares to Parent immediately prior to the
Effective Date of the Merger in exchange for a proportionate Parent Interest and
(iii) have such Stockholder's Options cancelled pursuant to Section 2.4 of the Merger Agreement. The parties hereto anticipate that Parent's total capitalization will consist of the initial capital contributions of the Initial Investors and the Shares contributed to Parent pursuant to the Voting and Contribution Agreement.
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         3. Capitalization of TRIOD. Each of the Initial Investors have directly or indirectly acquired a membership interest in TRIOD (a "TRIOD Interest") in exchange for an initial capital contribution. ODE and Mr. Ruff agree to contribute to TRIOD the following capital in exchange for a proportionate TRIOD Interest (i) in the case of ODE, the interests currently held by it in the buildings and improvements in which a portion of NextHealth's business is operated, and (ii) in the case of Mr. Ruff, $3,000,000 in cash. The parties hereto anticipate that approximately $30,000,000 of additional capital will be contributed to TRIOD by other individual and/or institutional investors (collectively, the "Additional Equity Holders") which will receive, in exchange for such contributions, proportionate TRIOD Interests which, together with the initial capital contributed by the Initial Investors and the capital to be contributed by ODE, Mr. Ruff and the Surviving Corporation (in accordance with clause (iv) of paragraph 5 below), will constitute the total capitalization of TRIOD.

         4. Acquisition Loan Facility. The parties hereto anticipate that a loan facility in the amount of approximately $40,000,000 (the "Acquisition Loan Facility") will be obtained from a lender or a group of lenders to finance a portion of the Merger Consideration. Upon the completion of the Acquisition/Merger Transactions, the Acquisition Loan Facility will be secured by a Lien on substantially all of the assets of TRIOD, replacing the existing loan facility which will be repaid on the Closing Date as contemplated in the Merger Agreement. The funds available under the Acquisition Loan Facility, together with the capital to be contributed to Parent and TRIOD, will be sufficient to pay the Merger Consideration and consummate all of the Acquisition/Merger Transactions.

         5. Acquisition/Merger Transactions. As contemplated in the Merger Agreement and this Memorandum of Understanding, the Acquisition/Merger Transactions will consist of (i) the purchase by TRIOD of (a) AP NH, LLC's 2% minority interest in Sierra Tucson, LLC (a subsidiary of NextHealth) and (b) certain NextHealth assets with a purchase price of approximately $33,000,000 (such assets to be selected by TRIOD to achieve certain agreed upon tax benefits), (ii) the Merger (with NextHealth as the surviving corporation (the "Surviving Corporation")), (iii) the merger of Health-Styles Inc. (a subsidiary of NextHealth) with and into a newly- formed limited liability company which is a wholly-owned subsidiary of the Surviving Corporation (with such limited liability company as the surviving entity), (iv) the contribution by the Surviving Corporation of all of its assets (including its interests in its subsidiaries) to TRIOD in exchange for a proportionate TRIOD Interest, (v) the dissolution of Parent and the distribution of Parent's stock of the Surviving Corporation to the holders of Parent Interests, and (vi) the election by the Surviving Corporation (with the consent of such holders) to be treated as a "small business corporation" for Federal income tax purposes under Section 1362 of the Code, effective for the taxable year beginning January 1, 2002. Each of the transactions described in the preceding sentence shall occur on the Closing Date (other than the transactions listed in clauses (v) and (vi) which may occur after the Closing Date) in the order listed, with each transaction occurring immediately before the transaction listed immediately after it.

         6. Certain Governance Matters. Subject to an agreement by the parties hereto to the contrary (such agreement shall be set forth in the applicable definitive organizational documents and agreements), until the completion of all of the Acquisition/Merger Transactions, each of Parent, the Surviving Corporation and TRIOD will be governed by a board which, in each case,

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shall consist of only the Initial Investors. After the completion of all of the
Acquisition/Merger Transactions, such entities shall be governed as follows:

                 (a) Parent and Surviving Corporation. At the request of Mr. O'Donnell, Mr. Ruff shall resign from the board of the Surviving Corporation prior to the dissolution of Parent (and in connection therewith, Mr. O'Donnell shall be entitled to purchase Mr. Ruff's Parent Interest for the amount of Mr. Ruff's initial capital contribution to Parent).

                 (b) TRIOD. Mr O'Donnell and Mr. Ruff shall be the only managers of TRIOD (the "TRIOD Managers"). Except as otherwise provided in the definitive operating agreement for TRIOD (the "TRIOD LLC Agreement") or by Delaware law, the management and control of TRIOD and its business shall be vested exclusively in the TRIOD Managers, and the non-managing members will not have any right, power or authority to take part in the management or conduct of TRIOD and its business. Notwithstanding the foregoing, the approval of the members shall be required for (i) consolidations, mergers or joint ventures; (ii) admitting new members or substitute members (other than as expressly permitted in the TRIOD LLC Agreement); (iii) any act in contravention of the TRIOD LLC Agreement; (iv) changing TRIOD's purpose or business; or (v) amending the TRIOD LLC Agreement or TRIOD's certificate of formation.

         7. Compliance With Securities Laws. In connection with their execution and delivery of this Memorandum of Understanding, the parties hereto acknowledge and agree to comply with all applicable Federal and state securities laws.

         8. Earnest Money Deposit. The parties hereto acknowledge that, in accordance with Section 7.5(a) of the Merger Agreement, Mr. O'Donnell has obtained and deposited into the Escrow Account an irrevocable letter of credit (the "Letter of Credit") which names the escrow agent under the Escrow Agreement as the beneficiary thereof. In the event that the escrow agent draws funds under the Letter of Credit for the benefit of NextHealth pursuant to the terms and conditions set forth in the Merger Agreement that are not subsequently refunded, Mr. Ruff shall promptly reimburse Mr. O'Donnell an amount, payable in immediately available funds, equal to 12.5% of the amount so drawn.

         9. Participation Fee. The parties hereto anticipate that the Additional Equity Holders will pay a fee (a "Participation Fee") in connection with their participation in the Acquisition/Merger Transactions. At Closing, TRIOD shall pay, or cause to be paid, the Participation Fee, if any, received from the Additional Equity Holders to the Initial Investors in the following order of priority: (i) first, to Jack A. Shaffer & Company, LLC ("Shaffer"), an Affiliate of Mr. Ruff, an amount up to and including $500,000 as an investment advisory fee in connection with the Acquisition/Merger Transactions, (ii) second, to Mr. O'Donnell, the excess amount of such fee up to and including $500,000, and (iii) third, in the event that such fee exceeds $1,000,000, 50% of such excess amount to Shaffer, and 50% of such excess amount to Mr. O'Donnell.

         10. Termination Fee; Reimbursed Fees and Expenses. The parties hereto agree that in the event that Parent is entitled to receive the Termination Fee pursuant to Section 7.4 of the Merger Agreement, such fee shall be paid to the Initial Investors as follows: (i) 66.67% of the

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Termination Fee shall be paid to Mr. O'Donnell and (ii) 33.33% of the
Termination Fee shall be paid to Shaffer as an investment advisory fee in connection with the Acquisition/Merger Transactions. In the event that the Company is entitled to receive Fees and Expenses pursuant to Section 7.4 of the Merger Agreement, Parent shall promptly use such monies to pay all fees and expenses incurred by it, TRIOD, NHI and their Affiliates in connection with this Agreement and the Merger Agreement and the transactions contemplated hereby and thereby.

         11. Fees and Expenses. Except as set forth in paragraph 10 hereof, in the event that the Merger is not consummated, all fees and expenses incurred in connection with the Merger Agreement and this Agreement and the transactions contemplated thereby and hereby (which in the case of Shaffer, shall consist solely of Shaffer's out-of-pocket expenses) shall be paid by the Initial Investors as follows: (i) 66.67% of such fees and expenses shall be paid by Mr. O'Donnell and (ii) 33.33% of such fees and expenses shall be paid by Mr. Ruff.

         12. Binding Agreement; Standard of Conduct. The terms of the agreements herein shall be more fully set forth in definitive documentation, which each of the parties hereto agrees to negotiate in good faith. Subject to the negotiation and execution of such definitive documentation and the reaching of agreement on other matters contemplated but not specifically addressed herein, each of the parties hereto acknowledges and agrees that this Memorandum of Understanding is intended as a binding agreement among them with respect to the matters set forth herein.

         13. Parties in Interest. This Memorandum of Understanding shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Memorandum of Understanding, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Memorandum of Understanding. Neither this Memorandum of Understanding nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties. Subject to the preceding sentence, this Memorandum of Understanding shall be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

         14. Governing Law. THIS MEMORANDUM OF UNDERSTANDING SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF ILLINOIS, WITHOUT REGARD TO ANY APPLICABLE CONFLICTS OF LAW.

         15. Counterparts. This Memorandum of Understanding may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

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         IN WITNESS WHEREOF, each of the parties hereto has executed this
Memorandum of Understanding as of the date first above written.

                                     ANAM LLC,
                                     a Delaware limited liability company

                                     /s/ William T. O'Donnell, Jr.
                                     ------------------------------------
                                     By: William T. O'Donnell, Jr.

                                     TRIOD LLC,
                                     a Delaware limited liability company

                                     /s/ William T. O'Donnell, Jr.
                                     ------------------------------------
                                     By: William T. O'Donnell, Jr.

                                     ODE, L.L.C.,
                                     a Delaware limited liability company

                                     /s/ William T. O'Donnell, Jr.
                                     ------------------------------------
                                     By: William T. O'Donnell, Jr.

                                     /s/ William T. O'Donnell, Jr.
                                     ------------------------------------
                                     William T. O'Donnell, Jr.,
                                     in his individual capacity

                                     /s/ George L. Ruff
                                     ------------------------------------
                                     George L. Ruff,
                                     in his individual capacity

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